Exhibit 99.1

FOR Release 8:30 am Jan 10	Ethan Allen Interiors Inc.
	Investor/Media Contact:	Peg Lupton
(203) 743-8234

Ethan Allen Announces Plan to Consolidate Certain Retail Locations
and
Comments on Business

DANBURY, CT, January 10, 2008 — Ethan Allen Interiors Inc. (NYSE:ETH) (“Ethan Allen” or the “Company”) today announced a plan to consolidate the operations of about twelve of its retail design centers and two service centers. For the most part, business currently serviced by these locations will be transferred to other locations serving the same general market areas. All customer orders will continue to be serviced in the ordinary course of business. Of the approximately 175 full and part-time positions affected by this decision, about half are expected to transfer into nearby operations.

In the second half of our fiscal year ending June 30, 2008, the Company expects to record pre-tax restructuring, impairment, and other related charges of approximately $9.5 to $10.5 million, the majority of which will be non-cash in nature representing an after-tax impact of $6.0 to $6.6 million or $0.20 to $0.22 per diluted share. The company expects about half of this charge to be booked in the quarter ending March 31, 2008 and the remainder in the quarter ending June 30, 2008.

The Company owns the real estate associated with five of the locations being consolidated and leases the others. The sale of these owned properties which is expected to occur over the next twelve to fifteen months is expected to generate pre-tax gains of $4.0 to $5.0 million. Any gains from real estate dispositions will be recognized in the quarter in which the transactions occur.

From a cash perspective, the net pretax cash flow from this consolidation will be positive and is expected to net to approximately $11.0 to $12.0 million, including a reduction in inventory of about $6.0 million.

Farooq Kathwari, Chairman and CEO, commented, “As Ethan Allen has evolved into a business model focused on providing interior design service and solutions, including free in-home design consultations, we do not need to have as many neighborhood locations in major markets. For example, in New York City, we will be consolidating two design centers in Manhattan and one in Queens into one major new flagship design center located on Third Avenue across from Bloomingdales, which is scheduled to open by May, 2008.  The twelve design centers that are being consolidated represent about $34 million in annual sales, about 50% of which is expected to be consolidated into the new Manhattan location. We expect most of the remaining business to be picked up by our other design centers. We expect this consolidation will improve operating profits by about $3 to $4 million annually starting in fiscal 2009.”

As of December 31, 2007 Ethan Allen has an international network of 305 design centers of which 160 are company-owned and 145 are independently owned. During the first half of this fiscal year there were seven new design centers opened in key markets in the US and three new design centers opened internationally. During the next six months, we are on track to open eight new design centers. Most of the new design centers represent relocations of existing design centers to larger and better locations. Since 1993 an extensive portion of our retail network has been relocated.

Commenting on current business, Chairman and CEO Farooq Kathwari stated, “While business conditions have remained difficult during our second quarter ended December 31, 2007, we are pleased with our projected results. Our sales for the quarter ended December 31, 2007 were approximately $260 million, up about 1% from the prior year quarter. We expect operating margins to be between 12% and 13% and diluted earnings per share to be between $0.68 and $0.70 compared to $0.70 in the prior year quarter.”

Continuing, Mr. Kathwari stated, “While recognizing that the overall uncertain economic environment is expected to remain weak for the foreseeable future, we have the opportunity to continue to do well due to the many initiatives that we already have in place to position Ethan Allen as a provider of Style, Quality, Value, and Solutions. We look forward to discussing in greater detail after our earnings release on January 23, 2008.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings, selling a full range of products through a dedicated network of interior design centers located in the United States, Canada, and overseas. The Company owns 9 manufacturing facilities and 2 sawmills located in the United States and 1 manufacturing facility in Mexico.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

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